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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 23, 2002

                                   AVAYA INC.
             (Exact name of registrant as specified in its charter)


             Delaware                      1-15951            22-3713430
  (State or other jurisdiction          (Commission         (IRS Employer
        of incorporation)               File Number)      Identification No.)


                  211 Mount Airy Road
                  Basking Ridge, NJ                             07920
      (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (908) 953-6000




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ITEM 5. OTHER EVENTS

         Subsequent to the issuance of our earnings press release for the fourth fiscal quarter and fiscal year 2002 on October 23, 2002, we performed a detailed evaluation of the sales commissions earned by our U.S. sales workforce as of September 30, 2002. As a result of our review of sales performance by individual sales person, we determined that we had underestimated sales commissions by $10 million. Consequently, we recorded $10 million in additional compensation expense through a charge to selling, general and administrative expense. We recorded this adjustment to our financial statements as of and for the three and twelve-month periods ended September 30, 2002. We also recorded a corresponding amount in the Consolidated Balance Sheet as a payroll and benefit liability. A tax benefit was not recognized for these adjustments due to the establishment of a full valuation allowance against the corresponding deferred tax assets of $4 million. These adjustments increased our net loss by $10 million, or $0.03 common share - basic and diluted.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AVAYA INC.



Date: December 23, 2002             By: /s/ GARRY K. MCGUIRE SR.
                                        ---------------------------------
                                        Name: Garry K. McGuire Sr.
                                        Title: Chief Financial and Senior Vice
                                                 President, Operations